NEWS RELEASE                                    Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2013 RESULTS

Adjusted Operating Income Rises 15%
Revenue and Profitability Growth Across All Operating Companies
Adjusted EPS Increases 18% to $.46
GAAP EPS Increases to $.45

NEW YORK, November 6, 2013 − Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering advice and solutions in risk, strategy, and human capital, today reported financial results for the third quarter ended September 30, 2013.
Dan Glaser, president and CEO said: “Marsh & McLennan Companies delivered another excellent quarter, continuing the strong earnings momentum that the Company has achieved over the past several years. Adjusted operating income increased 15%, reflecting excellent margin expansion in both of our operating segments.
“In Risk and Insurance Services, Marsh produced underlying revenue growth across all major geographies, and Guy Carpenter continued its long-term trend of underlying revenue growth. In Consulting, both operating companies contributed to underlying revenue growth, as Mercer increased revenue across all lines of business, and Oliver Wyman returned to growth,” concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the third quarter of 2013 was $2.9 billion, an increase of 3% on a reported basis, or 4% on an underlying basis, compared with the third quarter of 2012. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items, such as acquisitions, dispositions, and transfers among businesses. Operating income was $404 million, compared with $378 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 15% in the third quarter to $413 million.

Net income attributable to the Company was $253 million, or $.45 per share, in the third quarter. This compares with $241 million, or $.44 per share, in the prior year. Adjusted earnings per share grew 18% to $.46, compared with $.39 last year.
For the nine months ended September 30, 2013, net income attributable to the Company was $1.1 billion, or $1.89 per share, compared with $917 million, or $1.66 per share, in 2012. Adjusted earnings per share increased 17% to $1.91, compared with $1.63 last year.
Risk and Insurance Services
Risk and Insurance Services revenue increased to $1.5 billion in the third quarter of 2013, an increase of 4% on a reported basis, or 3% on an underlying basis. Adjusted operating income increased 14% to $228 million. For the nine months of 2013, segment revenue was $5 billion, an increase of 4% from the prior year period, or 3% on an underlying basis. Adjusted operating income rose 12% to $1.1 billion, compared with $1 billion last year.
Marsh's revenue in the third quarter of 2013 was $1.2 billion, an increase of 4% on a reported basis, or 3% on an underlying basis. International operations had underlying revenue growth of 6% in the third quarter, reflecting growth of 15% in Latin America; 7% in Asia Pacific; and 3% in EMEA. In the US/Canada division, underlying revenue grew 1%. Guy Carpenter's third quarter revenue was $262 million, an increase of 5% on both a reported and underlying basis, reflecting broad-based growth in North America, International, Global Specialties, and UK Facultative.
Consulting
Consulting segment revenue was $1.4 billion in the third quarter, an increase of 2% from the third quarter of 2012, or 4% on an underlying basis. Adjusted operating income was $231 million, an increase of 13% from $204 million. For the nine months of 2013, segment revenue was $4.2 billion, an increase of 1% on a reported basis, or 2% underlying. Adjusted operating income rose 12% to $625 million, compared with $556 million last year.
Mercer's revenue was $1.1 billion in the third quarter of 2013, an increase of 2%, or 4% on an underlying basis. Health grew 5% on an underlying basis; Retirement increased 2%; Talent rose 2%; and Investments grew 8%. Oliver Wyman's revenue was $365 million in the third quarter of 2013, an increase of 4% on a reported basis, or 2% on an underlying basis.
Other Items
In the third quarter of 2013, the Company had investment income of $14 million, compared with an investment loss of $4 million a year ago. Investment income in the current quarter includes $13 million of carried interest from Trident III no longer subject to claw-back.

The Company’s adjusted tax rate increased to 32.4% in the third quarter, largely due to discrete items.
In the third quarter, the Company repurchased 3.6 million shares of its common stock for $150 million.
At September 30, 2013, cash and cash equivalents was $2.2 billion and net debt, which is total debt less cash and cash equivalents, was $1 billion. In September, the Company issued $250 million of 2.55% senior notes due in 2018 and $250 million of 4.05% senior notes due in 2023. The Company intends to use the net proceeds for general corporate purposes, including the redemption in October 2013 of $250 million of the outstanding principal amount of existing 5.75% senior notes due September 2015.
Conference Call
A conference call to discuss third quarter 2013 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 800 949 2165. Callers from outside the United States should dial +1 719 325 4937. The access code for both numbers is 3881351. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies’ 54,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses we acquire;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of data and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or the improper disclosure of data;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including trade sanctions laws relating to countries such as Cuba, Iran, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, flood, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on
Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$2,932	$2,845	$9,146	$8,922
Expense:
Compensation and Benefits	1,824	1,760	5,393	5,332
Other Operating Expenses	704	707	2,165	2,167
Operating Expenses	2,528	2,467	7,558	7,499
Operating Income	404	378	1,588	1,423
Interest Income	5	6	13	18
Interest Expense	(40)	(44)	(124)	(135)
Investment Income	14	(4)	58	20
Income Before Income Taxes	383	336	1,535	1,326
Income Tax Expense	123	90	463	387
Income from Continuing Operations	260	246	1,072	939
Discontinued Operations, Net of Tax	(1)	1	6	(1)
Net Income Before Non-Controlling Interests	259	247	1,078	938
Less: Net Income Attributable to Non-Controlling Interests	6	6	24	21
Net Income Attributable to the Company	$253	$241	$1,054	$917
Basic Net Income Per Share
- Continuing Operations	$0.46	$0.44	$1.91	$1.68
- Net Income Attributable to the Company	$0.46	$0.44	$1.92	$1.68
Diluted Net Income Per Share
- Continuing Operations	$0.45	$0.43	$1.88	$1.66
- Net Income Attributable to the Company	$0.45	$0.44	$1.89	$1.66
Average Number of Shares Outstanding
- Basic	549	544	549	544
- Diluted	558	552	558	552
Shares Outstanding at 9/30	547	544	547	544

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30, 2013
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$1,235	$1,192	4%	(2)%	2%	3%
Guy Carpenter	262	249	5%	—	1%	5%
Subtotal	1,497	1,441	4%	(2)%	2%	4%
Fiduciary Interest Income	7	10
Total Risk and Insurance Services	1,504	1,451	4%	(2)%	2%	3%
Consulting
Mercer	1,072	1,054	2%	(2)%	(1)%	4%
Oliver Wyman Group	365	351	4%	1%	1%	2%
Total Consulting	1,437	1,405	2%	(1)%	—	4%
Corporate / Eliminations	(9)	(11)
Total Revenue	$2,932	$2,845	3%	(1)%	1%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$387	$376	3%	—	—	3%
Asia Pacific	165	165	—	(8)%	—	7%
Latin America	94	81	15%	(11)%	11%	15%
Total International	646	622	4%	(3)%	1%	6%
U.S. / Canada	589	570	3%	—	3%	1%
Total Marsh	$1,235	$1,192	4%	(2)%	2%	3%
Mercer:
Health	$378	$354	7%	—	1%	5%
Retirement	325	334	(3)%	(1)%	(4)%	2%
Talent	179	179	—	(2)%	—	2%
Investments	190	187	2%	(6)%	—	8%
Total Mercer	$1,072	$1,054	2%	(2)%	(1)%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30, 2013
(Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$4,020	$3,869	4%	(1)%	2%	3%
Guy Carpenter	922	881	5%	—	—	5%
Subtotal	4,942	4,750	4%	(1)%	2%	3%
Fiduciary Interest Income	21	31
Total Risk and Insurance Services	4,963	4,781	4%	(1)%	2%	3%
Consulting
Mercer	3,157	3,086	2%	(1)%	—	4%
Oliver Wyman Group	1,052	1,088	(3)%	1%	—	(3)%
Total Consulting	4,209	4,174	1%	(1)%	—	2%
Corporate / Eliminations	(26)	(33)
Total Revenue	$9,146	$8,922	3%	(1)%	1%	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$1,436	$1,408	2%	—	—	3%
Asia Pacific	496	488	2%	(4)%	—	6%
Latin America	260	242	7%	(9)%	4%	13%
Total International	2,192	2,138	3%	(2)%	—	4%
U.S. / Canada	1,828	1,731	6%	—	4%	2%
Total Marsh	$4,020	$3,869	4%	(1)%	2%	3%
Mercer:
Health	$1,135	$1,058	7%	—	1%	6%
Retirement	1,006	1,044	(4)%	(1)%	(4)%	1%
Talent	435	436	—	(2)%	2%	(1)%
Investments	581	548	6%	(3)%	—	9%
Total Mercer	$3,157	$3,086	2%	(1)%	—	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended September 30, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2013
Operating income (loss)	$222	$232	$(50)	$404
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	—	(1)	5	4
Adjustments to acquisition related accounts (b)	6	—	—	6
Other	—	—	(1)	(1)
Operating income adjustments	6	(1)	4	9
Adjusted operating income (loss)	$228	$231	$(46)	$413
Operating margin	14.8%	16.1%	N/A	13.8%
Adjusted operating margin	15.2%	16.0%	N/A	14.1%
Three Months Ended September 30, 2012
Operating income (loss)	$222	$205	$(49)	$378
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	6	—	4	10
Adjustments to acquisition related accounts (b)	(25)	(1)	—	(26)
Other	(2)	—	(2)	(4)
Operating income adjustments	(21)	(1)	2	(20)
Adjusted operating income (loss)	$201	$204	$(47)	$358
Operating margin	15.3%	14.6%	N/A	13.3%
Adjusted operating margin	13.9%	14.5%	N/A	12.6%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to cost reduction activities for recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the nine months ended September 30, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2013
Operating income (loss)	$1,111	$624	$(147)	$1,588
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	1	11	17
Adjustments to acquisition related accounts (b)	16	—	—	16
Other	(1)	—	(1)	(2)
Operating income adjustments	20	1	10	31
Adjusted operating income (loss)	$1,131	$625	$(137)	$1,619
Operating margin	22.4%	14.8%	N/A	17.4%
Adjusted operating margin	22.8%	14.9%	N/A	17.7%
Nine Months Ended September 30, 2012
Operating income (loss)	$1,024	$552	$(153)	$1,423
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	6	7	8	21
Adjustments to acquisition related accounts (b)	(20)	(3)	—	(23)
Other	(2)	—	(5)	(7)
Operating income adjustments	(16)	4	3	(9)
Adjusted operating income (loss)	$1,008	$556	$(150)	$1,414
Operating margin	21.4%	13.2%	N/A	15.9%
Adjusted operating margin	21.1%	13.3%	N/A	15.8%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to cost reduction activities for recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$260			$246
Less: Non-controlling interest, net of tax		6			6
Subtotal		$254	$0.45		$240	$0.43
Add (deduct): operating income (loss) adjustments	$9			$(20)
Impact of income taxes	(4)			(4)
		5	0.01		(24)	(0.04)
Adjusted income, net of tax		$259	$0.46		$216	$0.39

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,072			$939
Less: Non-controlling interest, net of tax		24			21
Subtotal		$1,048	$1.88		$918	$1.66
Add (deduct): operating income (loss) adjustments	$31			$(9)
Impact of income taxes	(11)			(7)
		20	0.03		(16)	(0.03)
Adjusted income, net of tax		$1,068	$1.91		$902	$1.63

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Depreciation and amortization expense	$71	$68	$213	$201
Identified intangible amortization expense	$18	$19	$53	$53
Stock option expense	$3	$3	$15	$23
Capital expenditures	$96	$100	$288	$249

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	September 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$2,174	$2,301
Net receivables	3,294	3,058
Other current assets	693	604
Total current assets	6,161	5,963

Goodwill and intangible assets	7,353	7,261
Fixed assets, net	824	809
Pension related assets	780	260
Deferred tax assets	1,020	1,223
Other assets	838	772
TOTAL ASSETS	$16,976	$16,288

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$583	$260
Accounts payable and accrued liabilities	1,830	1,721
Accrued compensation and employee benefits	1,194	1,473
Accrued income taxes	148	110
Dividends payable	138	—
Total current liabilities	3,893	3,564

Fiduciary liabilities	4,657	3,992
Less - cash and investments held in a fiduciary capacity	(4,657)	(3,992)
	—	—
Long-term debt	2,623	2,658
Pension, post-retirement and post-employment benefits	1,975	2,094
Liabilities for errors and omissions	380	460
Other liabilities	985	906

Total equity	7,120	6,606
TOTAL LIABILITIES AND EQUITY	$16,976	$16,288